EXHIBIT 15

            AMENDMENT OF PLAN AND AGREEMENT OF DISTRIBUTION
                         PURSUANT TO RULE 12B-1

      This Amendment of Plan and Agreement of Distribution Pursuant to Rule 12b-1 (this "Amendment") is entered into as of the 19th day of July, 1995, by and between INVESCO Growth Fund, Inc., a Maryland corporation formerly known as Financial Industrial Fund, Inc. (the "Company"), and INVESCO Funds Group, Inc., a Delaware corporation formerly known as Financial Programs, Inc.
("Programs").

      WHEREAS, the Company and Programs have entered into a Plan and Agreement of Distribution Pursuant to Rule 12b-1, dated as of April 16, 1990 (the "Plan and Agreement"); and

      WHEREAS, the Plan and Agreement may be amended provided that all material amendments to the Plan and Agreement are approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment and, provided further, that the Plan may not be amended to increase the amount to be spent by the Company thereunder without approval of a majority of the outstanding voting securities of the Company; and

      WHEREAS, the Company has determined to amend the Plan, and the Company and Programs have mutually determined to amend the Agreement, in the manner set forth in this Amendment, and such amendments were approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting held on July 19, 1995, called for the purpose of voting on such amendments; and

      WHEREAS, the Company has determined that the amendments to the Plan contained in this Amendment will not increase the amount to be spent by the Company under the Plan, and therefore do not require the approval of a majority of the outstanding voting securities of the Company;

      NOW, THEREFORE, the parties hereby agree as follows:

      1. All capitalized terms used in this Amendment, unless otherwise defined, shall have the meanings assigned to them in the Plan and Agreement.

      2. The Company hereby adopts the amendments to the Plan set forth below, and the Company and Programs hereby agree to the amendments to the Agreement set forth below.



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      3.    Section 2 of the Plan and Agreement is hereby amended to read as follows:

            Subject to the supervision of the board of directors, the Company hereby retains Programs to promote the distribution of the Company's shares by providing services and engaging in activities beyond those specifically required by the Distribution Agreement between the Company and Programs and to provide related services. The activities and services to be provided by Programs hereunder shall include one or more of the following: (a) the payment of compensation (including trail commissions and incentive compensation) to securities dealers, financial institutions and other organizations, which may include Programs-affiliated companies, that render distribution and administrative services in connection with the distribution of the Company's shares; (b) the printing and distribution of reports and prospectuses for the use of potential investors in the Company; (c) the preparing and distributing of sales literature; (d) the providing of advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (e) the providing of such other services and activities as may from time to time be agreed upon by the Company. Such reports and prospectuses, sales literature, advertising and promotional activities and other services and activities may be prepared and/or conducted either by Programs' own staff, the staff of Programs-affiliated companies, or third parties.

      4. Except to the extent modified by this Amendment, the Plan and Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.


                                    INVESCO Growth Fund, Inc.


                                    By:   /s/ Dan J. Hesser
                                          --------------------------------------
                                          Dan J. Hesser, President

ATTEST:     /s/ Glen A. Payne
            -------------------------------
            Glen A. Payne, Secretary






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                                    INVESCO Funds Group, Inc.


                                    By:   /s/ Ronald L. Grooms
                                          --------------------------------------
                                          Ronald L. Grooms,
                                          Senior Vice President

ATTEST:     /s/ Glen A. Payne
            -------------------------------
            Glen A. Payne, Secretary